RESEARCH FRONTIERS UPDATE ON SMARTGLASS OPERATIONS

Woodbury, New York - October 12, 2006. Three investors from the group of accredited investors that invested $2 million in August in Research Frontiers Incorporated (Nasdaq: REFR) have invested an additional $700,000. The investors received 179,487 shares of Research Frontiers common stock. These securities were sold pursuant to Research Frontiers' effective shelf-registration statement filed with the SEC, and the proceeds will be used by Research Frontiers to fund the development and improvement of its next-generation
SPD light-control film technology, and for working capital and general corporate purposes.

Research Frontiers is the developer and licensor of SPD-Smart(tm) light-control film technology used in windows, skylights, sunroofs, aircraft windows and other products. The company currently has 35 licensees, including the world's three largest glass companies, and several of the world's largest chemical companies.

"We are very pleased with the continued confidence in Research Frontiers by members of this investment group evidenced by their additional follow-on investment," noted Joseph M. Harary, President of Research Frontiers.
"This investment further strengthens our balance sheet, which remains debt-free. Now that this financing is completed, this also provides us with the opportunity to give our shareholders an update on the progress and activities of Research Frontiers and our licensees."

Mr. Harary recently returned from an important trip to Japan where he met with senior executives at the headquarters of Research Frontiers' four licensees in that country: Asahi Glass Company, Dainippon Ink and
Chemicals, Hitachi Chemical Company, and Nippon Sheet
Glass. In this regard, he noted: "In June at our Annual
Meeting of Stockholders, two of our Japanese film licensees publicly disclosed their capacity for SPD film production, and their plans and timetables for dramatic increases in that capacity. Judging from our licensees' results achieved in meeting their stated goals, and the high level of resources they are committing to their SPD businesses, and other information I have received, I am confident that our licensees' current factories and expansion plans will meet the short, intermediate, and long-term SPD demand of their customers. Additional information makes it abundantly clear to me that this demand for SPD film and end-products is already very large and growing in the relevant markets for SPD technology, including aerospace, automotive, and architectural glass applications. Most importantly, these markets can generate substantial royalty revenues to Research Frontiers in both the near and intermediate term."

"Dramatic improvements in the performance of SPD film and end-product technology have been achieved through close, focused, and continuous working relationships between Research Frontiers and its licensees, and between licensees and their customers. Some of these improvements have already resulted in public announcements by licensees. For example, earlier this week our licensee Isoclima announced the debut of their CromaLite brand of SPD automotive sunroofs and armored side glass. We anticipate that further important public announcements by our licensees and by their customers relating to SPD products and sales will also result from the collaboration, production and product development work going on now among us, our licensees, and their customers in Japan, the United States and Europe. As is standard business practice, especially in the aerospace and automotive industries, such announcements will generally be made by the OEM customer, or supplier (in this case a licensee of Research Frontiers) with their approval."

SPD film has wide applicability in a variety of SPD-Smart(tm) products including architectural, automotive, aircraft and marine windows, as well as in appliances and instantly adjustable variable tint eyewear such as sunglasses or ski goggles. In a window, sunroof, or other product using VaryFast(tm) SPD-Smart(tm) technology, the user can manually or automatically "tune" the amount of light, glare and heat coming into a home, office, aircraft, train or other vehicle. SPD-Smart windows can reduce energy consumption, block over 99% of harmful ultraviolet
(UV) radiation to protect occupants, and substantially reduce the fading of carpets, furniture, and artwork. Additional information about SPD-Smart windows and other products can be found at www.SmartGlass.com.

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart(tm) light-control glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass or plastic, either manually or automatically. SPD technology has numerous product applications, including: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and rear-view mirrors; aircraft and marine windows and window shades; appliance glass; eyewear products;
and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology and was also recognized as one of the top new technologies by the Society of Automotive Engineers' Aerospace Engineering magazine.
SPD technology is covered by approximately 450 patents and patent applications held by Research Frontiers worldwide. Currently 35 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, film, or end-products. Information about Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties.
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ and are not guaranteed.
Any forward-looking statements should be considered accordingly. SPD-Smart(tm), SPD-SmartGlass(tm), VaryFast(tm),Powered by SPD(tm), The View of the Future - Everywhere You Look(tm) and
Visit SmartGlass.com - to change your view of the world(tm) are trademarks of Research Frontiers Incorporated. CromaLite(tm) is a trademark of Isoclima S.p.A.

Contact:
Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
516-364-1902
info@SmartGlass.com